EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is effective as of the 1st day of May, 2007 ("Effective Date"), is entered into as of June 30, 2007 and amends and restates that certain Employment Agreement made as of October 1, 2003, as amended ("Old Agreement") between Temecula Valley Bank, a state chartered banking corporation ("Bank"), and Stephen H. Wacknitz ("Executive").

W I T N E S S E T H

WHEREAS, upon the recommendation of the Executive Compensation Committee and at the direction of Bank's Board of Directors ("Board of Directors"), with Executive abstaining from participation in such actions, the Old Agreement is hereby revised and restated as provided herein.

WHEREAS, Bank desires that Executive continue to be employed as Bank's President, Chairman of the Board and Chief Executive Officer on the terms set forth herein.

WHEREAS, Executive is willing to accept such employment under the terms and conditions herein stated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, it is hereby agreed as follows:

1.	TERM OF EMPLOYMENT.

A)  Term. Bank hereby agrees to employ Executive and Executive hereby accepts employment with Bank until such date and upon such terms as provided in this Agreement (the "Term").

2.	DUTIES OF EXECUTIVE.

A)  Duties.  Executive shall perform the duties of President, Chairman of the Board and Chief Executive Officer of Bank, subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholder, and shall serve as a Director of Bank. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and Bank's Articles of Incorporation and Bylaws.

B)  Exclusivity.  Executive shall devote substantially all of Executive's entire productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors, or Executive Committee thereof. Notwithstanding the foregoing, Executive may (i) make investments of a passive nature in any business or venture; or (ii) serve in any capacity in civic, charitable or social organizations.

C)  Physical Examination.  Executive may, in his discretion, take an annual physical examination during each year during the Term of this Agreement with said physical examination(s) conducted at the expense of Bank.

3.	COMPENSATION.

A)  Salary.  For Executive's services hereunder, Bank shall pay, or cause to be paid, as annual gross base salary, to Executive of not less than $500,000 during each of the years of the Term, beginning with the Effective Date. Executive's salary shall be payable in equal installments in conformity with Bank's normal payroll periods as in effect from time to time. The Board of Directors shall also, from time to time, and at least once each year grant such additional "merit" increases, if any, in, the base salary as are determined after review to be appropriate in the discretion of the Board of Directors. Bank and Executive both contemplate that his base salary shall be increased as Bank grows and profits. Executive shall also, so long as he serves on the Board of Directors, be entitled to directors and committee fees, and any other compensation or benefits provided to outside directors of Bank (including, but not limited to, committee fees, any director retirement benefits, any stock options granted to directors in such capacity, etc.) in addition to the compensation and benefits provided to him as an employee pursuant to this Agreement.

4.	EXECUTIVE BENEFITS.

A)  Vacation.  Executive shall be entitled to vacation leave accruing at the rate of two and one-half vacation days for each month in which he works (and a pro rata portion thereof for partial weeks, except that banking holidays shall be treated as days worked) during each year of the Term. Executive shall be entitled to vacation pay in lieu of vacation. Time spent by Executive at (or traveling to and from) seminars, conventions or conferences related to Bank business shall not be counted against his vacation leave.

B)  Automobile.  Bank shall provide for the use of Executive a suitable automobile (equivalent to, or better than, a Lexus LS 430), commensurate with his position, and shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related thereto during the Term.

C)  Medical and Life Insurance Benefits.  Bank shall provide for Executive, in accordance with Bank's policy now in effect or as shall be amended from time to time, participation in a comprehensive major medical ("Medical Benefits") and dental, with life insurance benefits, equivalent to the maximum available from time to time under the California Bankers Association Group Insurance Program for an employee of Executive's salary level. Any such insurance for which Executive votes in favor as a director, or endorses as an officer, shall be deemed to meet the requirements of this Section. At any time, Medical Benefits are not provided by Bank to Executive during his lifetime, Bank shall pay insurance premiums for substantially similar medical benefits, at a cost to Bank not to exceed $1,500 per month (with Executive to pay any excess premium); provided, however, that at any time Bank is unable to provide such a benefit due to the actions of a third party (i.e. no insurance company will provide such coverage), then Executive may obtain his own insurance and, in connection with such insurance, Bank will contribute the lesser of: (i) $1,500 per month (with Executive to pay any excess premium); or (ii) the amount of the monthly premium charged to Executive (collectively, the "Other Medical Benefit"). Term life insurance benefits shall be provided to Executive, at Bank's expense during the Term, in an amount not less than $250,000 until age ___, with Executive to be entitled to make an irrevocable designation of the beneficiary and owner of the policy thereunder. Executive's Salary Continuation Agreement with Bank currently in effect shall be maintained by Bank in accordance with its terms.

D)  Bonus.  For each year end within the Term, Executive shall be entitled to an Incentive Bonus determined in accordance with this Section if the Threshold Test is met. The Threshold Test shall be deemed to have been met if one or more of the following exists: (i) Bank's regular outside independent loan reviewer gives a favorable review of the loan quality of Bank at, or within four months of, the end of the year; (ii) net loan losses for the year do not exceed one percent of gross outstanding loans at the beginning of the year; or (iii) the latest report of supervisory activity of Bank by the Bank's principal state or federal regulator rates Bank no less than satisfactory. The Incentive Bonus shall equal 4 % of Bank's "Profits." For purposes of this Section 4.D, "Profits" shall mean the net income of Temecula Valley Bancorp Inc. (“Company”) before income taxes and before the effect of this bonus or any other bonuses based on the profits of Bank and Company. This bonus shall be payable in January of the year following completion of the year on which it is based, or as soon thereafter as is practical after Bank's certified public accountants have delivered their report on Bank's condition and results of operations for the year. The Incentive Bonus shall be paid on or before March 15 of the calendar year following the year in which it was earned.

E)  Sick Leave.  Executive shall be entitled to sick leave in accordance with Bank's Personnel Policy, accruing at a rate of not less than one day per month or partial month of service. Accrued sick leave may be carried over from prior periods, but Executive shall not be entitled to be paid in lieu thereof.

5.	BUSINESS EXPENSES AND REIMBURSEMENT.

Executive shall be entitled to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Bank during the Term, provided that such expenses are approved in accordance with Bank policy.

6.	TERMINATION.

A)  Termination With Cause.

(i)           Except as otherwise provided herein, Executive’s employment with Bank may be terminated by Bank, at Bank's option with the affirmative vote of 80% or more of the members of the Board of Directors after an independent evaluation by an arbitrator selected jointly by Executive and the Board of Directors finds:

(a)           Executive has been convicted of a felony or of a gross misdemeanor involving moral turpitude in connection with Executive's employment with the Bank; or

(b)           Executive has committed a willful violation of any law or significant Bank policy in connection with Executive's employment with the Bank; and

(c)           Either (a) or (b) resulted in a material adverse effect on the Bank.

(ii)           Executive's employment with Bank may be terminated by Bank, at Bank's option, with notice to Executive or his heirs, upon the occurrence of either of the following events:

(a)           Executive 1) is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or 2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. Medical determination of disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of disability under such a plan complies with the requirements set forth herein. Upon the request of the Board of Directors, Executive shall submit proof to the Board of Directors of Social Security Administration's or the provider's determination.

(b)           Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

B)  Termination Without Cause or Resignation for Good Reason.

(i)           Executive's employment with Bank may be terminated by Bank without cause upon written notice to Executive or by Executive for Good Reason, as defined below.

(ii)           Executive's employment with Bank may be terminated by Executive without cause upon written notice to Bank.

C)  Compensation Upon Termination.

(i)           If Executive's employment with Bank is terminated by Bank pursuant to Section 6.A, or by Executive pursuant to Section 6.B(ii), Executive shall then only be entitled to receive the amount of his annual gross salary, as in effect immediately prior to termination, payable through the effective date of such termination plus proration of the Incentive Bonus described in Section 4.D above (calculated as provided in Section 6.C(ii) but on a pro rata basis for the number of full months lapsed within the year of termination) and any incurred but not yet reimbursed business expenses (subject to the provisions of Section 5 hereof). The amounts payable under this Section 6.C(i) shall be paid in a lump sum upon termination.

(ii)           If Executive's employment is terminated by Bank or any successor pursuant to Section 6.B(i), by Executive pursuant to Section 6.B(i) or by Bank or any Bank or Company successor within one year before or after any Change of Control, as defined below, and such termination is not based upon Section 6.A, he shall be paid on the date of termination the same amount as if the termination had been pursuant to Section 6.A, plus an amount equal to the greater of: (a) one times the annual gross base salary of Executive (as in effect immediately prior to termination) plus the amount equal to the Incentive Bonus provided in Section 4.D above as though a full year had lapsed (calculated as follows: the dollar amount of the Incentive Bonus for the number of months lapsed in the year of termination, divided by the number of months lapsed in that year and the resulting number multiplied by 12); or (b) two times Executive's annual gross base salary, as in effect immediately prior to termination, to be paid in a lump sum, less any applicable withholding deductions.

(iii)           Notwithstanding the foregoing, to the extent that 12 U.S.C. §1828 and regulations promulgated pursuant thereto prohibit, or limit, the payment of compensation pursuant to this Section 6.C and other provisions of this Agreement, Executive's right to compensation hereunder shall be similarly prohibited or limited.

(iv)           Good Reason shall mean that without Executive's express written consent, the assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with Bank; or a change in his reporting responsibilities, titles or offices; or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment pursuant to Section 6.A or retirement or as a result of his death or by Executive other than for Good Reason; or a reduction by Bank in Executive's annual gross base salary as in effect on the date hereof or as the same may be increased from time to time.

(v)           Notwithstanding anything to the contrary set forth herein, Executive shall continue to receive the Other Medical Benefits until death as set forth in Section 4.C.

7.	CHANGE OF CONTROL DEFINED.

The term "Change of Control" shall be as defined in Section 1.409A-3(i)(5) of the 409A regulations of the Internal Revenue Code, and shall mean a change in the ownership of Bank or Company (Section 1.409A-3(i)(5)(v)); a change in the effective control of Bank or Company (Section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of Bank or Company (Section 1.409A-3(i)(5)(vii)).

8.	RESTRICTION ON TIMING OF DISTRIBUTION.

Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service (as defined below) (or, if earlier, the date of death of Executive) if, pursuant to Internal Revenue Code Section 409A, as may be amended from time to time ("Section 409A"), Executive is considered a "specified employee" (under Internal Revenue Code Section 416(i)) of Bank if any stock of Bank or Company is publicly traded on an established securities market, or otherwise. In the event a distribution is delayed pursuant to this Section 8, the originally scheduled distribution shall be delayed for six months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month. "Separation from Service" shall mean that Executive has experienced a termination of employment from Bank which will be deemed to have occurred where the facts and circumstances indicate that Executive and Bank reasonably anticipated that Executive would permanently reduce his level of bona fide service to Bank to a level not to exceed 45% of the average level of bona fide services provided to Bank in the immediately preceding 12 months.

9.	TAX CONSEQUENCES.

To the extent amounts deferred under this Agreement become includible in Executive's income under Section 409A as a result of the failure of the Agreement to comply with the requirements of Section 409A or regulations promulgated thereunder, the Bank shall make a payment to Executive equal to (1) the resulting combined state and federal income tax liability of Executive; (2) the amount of any excise tax imposed on amounts includible in Executive's income; and (3) the amount of any underpayment penalties imposed on Executive under Section 409A. This payment shall be made in a lump sum to Executive no less than 30 days prior to the end of any tax year in which amounts first become includible in income pursuant to Section 409A and regulations thereunder. Calculation of amounts includible in income shall be made according to regulations issued under Section 409A.

10.	GENERAL PROVISIONS.

A)	Ownership of Books and Records; Confidentiality.

(i)           All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of Bank, and all other files, books and records and other materials owned by Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment. Executive shall be entitled to copies of any policies, procedures or forms prepared with his assistance.

(ii)           During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank. Executive shall not solicit any employee or customer of Bank to become an employee or customer of another institution until six months following the termination; provided, however, that Executive shall not be prohibited from soliciting customers with which he had a banking relationship established at another employer prior to the commencement of the term hereof.

B)           Assignment and Modification.  This Agreement, and the rights and duties hereunder, may not be assigned by either party hereto without the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void; provided, however, that Bank's rights and obligations hereunder shall be assignable without consent by operation of law in the event of a merger or similar transaction involving Bank.

C)           Further Assurance.  From time to time each party will execute and deliver such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform the obligations and agreements hereunder.

D)           Arbitration.  Except as otherwise specifically provided herein, any dispute, controversy or claim arising out of or relating to this Agreement, or a breach thereof (other than matters pertaining to injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions,) shall be finally settled by arbitration in accordance with the rules then prevailing of the American Arbitration Association. Judgment upon the award rendered in such arbitration may be entered and enforced in any court of competent jurisdiction. The prevailing party shall be entitled to all costs of arbitration or litigation as determined by the arbitrators or the court, including, but not limited to, reasonable attorneys' fees. Any excluded matter shall be determined by the San Diego County Superior Court, subject to any rights of appeal which may exist. The arbitration, including the rendering of the award, shall take place in the County of San Diego, State of California, unless otherwise agreed to in writing by the parties. In reaching a decision, the arbitrator(s) shall be bound by the terms of this Agreement. The award and judgment thereon shall include interest, at the legal rate, from the date that the sum awarded to the prevailing party was originally due and payable. The parties hereto agree that the arbitrator(s) shall have jurisdiction to award punitive damages. Arbitration shall be the exclusive means of resolution of disputes, controversies or claims arising out of this Agreement and which are subject to arbitration. The parties agree that they shall be entitled to conduct discovery in accordance with Sections 1283.05 and 1283.1 of the California Code of Civil Procedure, or any successor provision thereof, in the same manner as though the dispute were within the jurisdiction of the Superior Court of the State of California.

E)           Notices.  All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

To Bank:                                           Temecula Valley Bank
27710 Jefferson Drive, Suite A100
Temecula, CA  92590

To Executive:                                                      Stephen H. Wacknitz
(as he shall provide to Bank
  from time to time)

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

F)           Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

G)           Entire Agreement.  Except as provided herein and in any separate agreement for the provision of benefits to Executive, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

H)           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California.

I)           Executed Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

J)           Section Headings.  The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

K)           Close of Business/Calendar Periods.  Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date, references to "days" shall refer to calendar days, references to "months" shall refer to calendar months and references to "years" shall refer to calendar years. Any singular term includes the plural and vice versa.

L)           Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

M)           Attorneys' Fees.  In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

N)           Indemnification.  Bank shall indemnify and hold Executive harmless from, claims (defined in the broadest sense, including claims for monetary or non-monetary relief, and any claims brought before an administrative agency or body) arising out of, or related to, his service as an officer, director or agent of Bank, to the fullest extent permitted by applicable law, including his costs of defense and attorneys fees and shall advance his costs of defense (including legal fees) related to the defense thereof to the extent permitted by applicable law. The provisions of this Section N shall survive termination of this Agreement and Executive's employment with the Bank.

O)           Rules of Construction.  The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

Bank:                                TEMECULA VALLEY BANK

By:           /s/ Donald A. Pitcher
Donald A. Pitcher
Executive Vice President / Chief
Financial Officer

Executive:                                    /s/ Stephen H. Wacknitz
     Stephen H. Wacknitz